EXHIBIT 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) dated as of December 20, 2017 is made and entered into by and between Christopher M. Leavell (“Executive”) and First American Financial Corporation (“Employer”).  In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.Employment of Executive.  Subject to the terms and conditions of this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment, as Executive Vice President, Chief Operating Officer of First American Title Insurance Company, a wholly owned subsidiary of Employer.  Executive shall devote Executive’s entire productive time, effort and attention to the business of Employer during the Term (as defined below).  Executive will use his best efforts at all times to promote and protect the good name of Employer and Employer’s subsidiaries, affiliates and other related companies (together with Employer, each a “Related Company” and, collectively the “Related Companies”) as well as that of their respective officers, directors, employees, agents, products and services.  Executive shall not directly or indirectly render any service of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer.

2.Duties To Be Performed.  Executive shall perform the duties and have the responsibilities customarily performed and held by a person in a position similar to that set forth in Section 1.  Executive shall also perform such other duties as directed by Employer’s Board of Directors and the Chief Executive Officer of Employer or his designee.  Any modification made by Employer’s Board of Directors to the duties of Executive shall not constitute a breach of this Agreement.

3.Term of Agreement.  This Agreement shall become effective on the date of this Agreement and, unless earlier terminated pursuant to the provisions of the Agreement, shall continue through the close of business on December 31, 2020 (the “Term”).  Unless continued on an “at-will” basis by Employer or any other Related Company or pursuant to another agreement, Executive’s employment shall terminate upon the termination of this Agreement for any reason.

4.Compensation.  In full payment for Executive’s services, Employer shall provide to Executive compensation and benefits determined in accordance with this Section 4.

4.1Salary.  During the Term, Employer shall pay Executive a base annual salary (the “Base Salary”), before deducting all applicable withholdings, of $700,000 per year, payable at the times and in the manner dictated by Employer’s standard payroll policies, which Base Salary may be increased in the sole and unfettered discretion of the Compensation Committee of the Board of Directors of Employer (the “Compensation Committee”) or the Board of Directors of Employer. The Base Salary shall be prorated for any partial pay period that occurs during the Term.

4.2Performance Bonus; Long-Term Incentive Equity Awards.  During the Term, in addition to the Base Salary, Employer may, in the sole and unfettered discretion of the Compensation Committee, pay to Executive an annual bonus and long-term incentive equity award.

4.3Benefits. Executive shall, subject to the terms and conditions of any applicable benefits plan documents and applicable law, be entitled to receive all benefits of employment generally available to other similarly situated executives of Employer when and as he becomes eligible for them, including medical, dental, life and disability insurance benefits.  Employer reserves the right to modify, suspend or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated executives of Employer and does not single out Executive.

4.4Taxes and Withholdings.  Employer may deduct from all compensation payable under this Agreement to Executive any taxes or withholdings Employer is required to deduct pursuant to state and federal laws or by mutual agreement between the parties.  Employee is solely liable for any and all taxes beyond those specifically withheld by Employer.

5.Termination.

5.1Termination Upon Death.  The Term (and Executive’s employment) shall automatically terminate with immediate effect upon the death of Executive.

5.2Termination by Employer.  Notwithstanding anything in this Agreement to the contrary, express or implied, the Term (and Executive’s employment) may be terminated immediately by Employer (by delivery of written notice specifying that termination is made pursuant to this Section 5.2) as follows:

(a)Whenever Executive is not physically or mentally able (with reasonable accommodation) to perform the essential functions of Executive’s job;

(b)For “Cause,” which shall be defined as: (i) embezzlement, theft or misappropriation by the Executive of any property of any of the Related Companies; (ii) Executive’s willful breach of any fiduciary duty to Employer; (iii) Executive’s willful failure or refusal to comply with laws or regulations applicable to Employer and its business or the policies of Employer governing the conduct of its employees; (iv) Executive’s gross incompetence in the performance of Executive’s job duties; (v) commission by Executive of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (vi) the failure of Executive to perform duties consistent with a commercially reasonable standard of care; (vii) Executive’s refusal to perform Executive’s job duties or to perform reasonable specific directives of Executive’s supervisor or his successor or designee and the Board of Directors of Employer; or (viii) any gross negligence or willful misconduct of Executive resulting in a loss to Employer or any other

Related Company, or damage to the reputation of Employer or any other Related Company; or

(c) Upon the occurrence of any material breach (not covered by any of clauses (i) through (viii) of Section 5.2(b) above) of any of the provisions of this Agreement, it being agreed that for all purposes under this Agreement any violation of any of the provisions of Sections 1, 6, 7, 8, 9 and 10 shall be deemed to be a material breach of this Agreement.

5.3Termination by Employer without Cause.  Employer may terminate the Term (and Executive’s employment) by giving two weeks written notice to Executive.  A termination made pursuant to this Section 5.3 is a “termination Without Cause.”  A termination made pursuant to Section 5.2 (and satisfying the notice requirement set forth therein) shall under no circumstance be considered a termination Without Cause.

5.4Rights and Obligations Upon Termination.

(a)In the event of Employer’s termination of the Term (and Executive’s employment) pursuant to Section 5.3 (which, for the avoidance of doubt, is a termination Without Cause), Employer shall pay Executive:

(i) his Base Salary through the date of termination, paid within 5 days following the termination date (or earlier if required by law);

(ii)any annual bonus earned for any fiscal year completed before the date of termination that remains unpaid as of the date of termination, paid within 5 days following the termination date (or earlier if required by law); and

(iii) an amount (the “Severance Amount”) equal to two (2) times the sum of (A) his Base Salary and (B) the median of the last three (3) annual bonuses paid to Executive (whether earned pursuant to this Agreement or otherwise and whether paid in cash, restricted stock units, stock options or otherwise) (the “Median Bonus”), fifty percent (50%) of which will be paid on the first business day following the 12-month anniversary of the date of termination and fifty percent (50%) of which will be paid in twelve installments equal to 1/24th of the Severance Amount, the first payment of which will be made on the 29th day following termination and the remaining eleven payments of which will be made on the first business day of each calendar month thereafter.

For the purpose of determining the Median Bonus, the value of (1) the portion of any annual bonus paid in the form of restricted stock or restricted stock units (“RSUs”) shall be determined by multiplying the number of restricted shares or RSUs granted by the closing price of the restricted shares or stock underlying the RSUs on the grant date and (2) the portion of any annual bonus paid in the form of stock options or other equity (excluding restricted stock or RSUs) shall be determined using the methodology utilized by Employer for determining the cost of such stock option or other equity for financial reporting purposes, but without giving effect to the amortization of such stock option or other equity.  For the avoidance of doubt, the Median Bonus shall not include any long-term incentive equity awards which would not be included in “Covered Compensation” under the Executive Supplemental Benefit Plan (including any amendment, modification or successor thereto, the “SERP”). For the avoidance of doubt, “median” means, with respect to a set of three amounts, the middle amount and not the highest or the lowest amount, unless two of the amounts in the set are the same amount, in which case “median” means the amount which occurs twice in the set.

In exchange for Employer’s agreement to pay the Severance Amount and as a condition thereto, Executive agrees to execute (within 21 days following the date of termination of employment), deliver and not revoke (within the time period permitted by applicable law) a general release of the Related Companies and their respective officers, directors, employees and owners from any and all claims, obligations and liabilities of any kind whatsoever, including all such claims arising from or in connection with Executive’s employment or termination of employment with Employer or this Agreement (including, without limitation, civil rights claims), in such form as is reasonably requested by Employer.  Executive’s right to receive the Severance Amount is conditioned upon the release described in the preceding sentence becoming irrevocable within the prescribed time period.  In addition, Executive’s right to receive the Severance Amount shall immediately cease in the event that Executive violates any of the provisions of Sections 7 or 8.  Apart from the payments set forth in this Section 5.4(a) and the benefits to which Executive may be entitled under the Employment Arrangements (as defined below), upon such termination Employer shall have no further liability whatsoever to Executive.

(b)In the event of the termination of the Term (and Executive’s employment) pursuant to Sections 5.1 or 5.2 or, if Executive’s employment does not continue on an at-will basis or pursuant to another agreement, upon the expiration of the Term, Employer shall be obligated to pay Executive (or, in the case of a termination under Section 5.1, Executive’s heir or successor) the Base Salary through the date of termination and any annual bonus earned for any fiscal year completed before the date of termination, in each case, that remains unpaid as of the date of termination.  Apart from the payments set forth in this Section 5.4(b) and the benefits to which Executive may be entitled under the Employment Arrangements, upon such termination or expiration, as the case may be, Employer shall have no further liability whatsoever to Executive.

(c)If (i) Executive’s employment is terminated Without Cause by Employer prior to the expiration of the Term, (ii) as of the date of such termination Executive has not yet reached his “Early Retirement Date”, as defined in the SERP and (iii) Executive would have reached his “Early Retirement Date” during the Term had his employment not been earlier terminated, Executive will be deemed to be vested in the SERP on the date he would have reached his “Early Retirement Date” and he will begin receiving payments under the SERP on such date as otherwise provided in, and otherwise subject to the provisions of, the SERP; provided, however, that in such circumstance Executive’s “Final Average Compensation” (or equivalent) for purposes of the SERP shall be determined as of the date of the termination of his employment.

(d)If it becomes known that Executive’s employment will terminate for any reason, Employer may, in its sole discretion and subject to its other obligations under this Agreement, relieve Executive of his duties under this Agreement and assign Executive other reasonable duties and responsibilities to be performed until the termination becomes effective.

(e)In the event that any payment or benefit received or to be received by Executive under this Agreement and all other arrangements or programs, including any acceleration of vesting of stock options, restricted stock, restricted stock units, deferred compensation, or long-term incentive awards (collectively, the “Payments”), would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), as determined in good faith by Employer’s independent auditors, then the portion of the Payments that would be treated as parachute payments under Section 280G of the Code shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount (as defined below).  For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Payments that would result in no portion of the Payments being considered parachute payments under Section 280G of the Code.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  In addition, with regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

(f)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit (whether under this Agreement or otherwise) that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” and that is not exempt from Section 409A of the Code as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive or (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5.4(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  For purposes of Section 409A of the Code, each payment amount or benefit due under this Agreement will be considered a separate payment and Executive’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.

(g)Upon termination of Executive’s employment for any reason, Executive hereby resigns from any and all (i) positions with all Related Companies, whether as a director, manager, general partner, officer or otherwise; (ii) committee memberships, fiduciary capacities or similar positions with respect to employee benefit plans sponsored by any Related Company, and (iii) any other positions associated with any Related Company.

6.Restrictive Covenants

6.1 Access to Trade Secrets and Confidential Information.  Executive acknowledges and agrees that in the performance of Executive’s duties of employment Executive will be brought into frequent contact with existing and potential customers of Employer and the other Related Companies throughout the world.  Executive also agrees that trade secrets and confidential information of Employer and the other Related Companies gained by Executive during Executive’s association with Employer and the other Related Companies have been developed by Employer and the other Related Companies through substantial expenditures of time, effort and money and constitute valuable and unique property of Employer and the other Related Companies, and Employer and/or the Related Companies will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Term and thereafter, Executive should disclose or improperly use such confidential information and trade secrets in violation of the provisions of this Section 6.  Executive further understands and agrees that the foregoing makes it necessary for the protection of the businesses of Employer and the other Related Companies that Executive not compete with Employer or any other Related Company during his or her employment, as further provided in this Section 6.

6.2 Non-Compete and Non-Solicit.  While employed by Employer or any other Related Company, Executive will not, directly or indirectly, engage in or render any service of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, that is in competition with Employer or any other Related Company anywhere in the world.  In accordance with this restriction, but without limiting its terms, Executive will not:

(a)enter into or engage in any business which competes with the business of Employer or any other Related Company;

(b)solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the business of Employer or any other Related Company;

(c)divert, entice, or take away any customers, business, patronage or orders of Employer or any other Related Company or attempt to do so; or

(d)promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of Employer or any other Related Company.

6.3Scope of Restricted Activities.  For the purposes of Section 6.2, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a stockholder, partner, joint venturer, executive, agent, salesperson, consultant, officer and/or director of, or by virtue of the ownership by Executive’s spouse, child or parent of any equity interest in, any firm, association, partnership, corporation or other entity engaging in any or all of such activities; provided, however, Executive’s or Executive’s spouse’s, child’s or parent’s ownership of less than one percent (1%) of the issued equity interest in any publicly traded corporation shall not alone constitute a violation of this Agreement.

6.4Scope of Covenants.  Employer and Executive acknowledge that the time, scope, geographic area and other provisions of Sections 6 and 7 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in such Sections to be reasonable and necessary for the protection of the interests of the Related Companies, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply with such deletion or modification as may be necessary to make it valid and enforceable.  The restrictions and covenants contained in each provision of such Sections shall be construed as separate and individual restrictions and covenants and shall each be capable of being severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

7.No Solicitation of Employees.  Executive will not directly or indirectly, at any time during the Term and the 12-month period after termination of Executive’s employment, either for Executive or for any other person or entity, recruit or solicit for hire any employee, officer, director or other personnel of the Employer or any of the Related Companies, or to induce or encourage such a person or entity to terminate his, her or its relationship, or breach an agreement, with the Employer or one of the Related Companies.

8.Nondisclosure of Confidential Information.  Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive’s employment with Employer, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of Employer, any other Related Company or any of its respective customers or vendors, without limitation as to when or how Executive may have acquired such information.  Such confidential information shall include, without limitation, Employer’s and any other Related Company’s unique selling and servicing methods and business techniques, business strategies, financial information, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, processes, inventions, patents, copyrights, trademarks and other intellectual property and intangible rights, and other business information.  Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by Employer, any other Related Company and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by Employer or another Related Company, as the case may be, to maintain the secrecy of such information, that such information is the sole property of Employer or another Related Company and that any retention and use of such information or rights by Executive during his employment with Employer (except in the course of performing his duties and obligations hereunder) or after the termination of his employment shall constitute a misappropriation of Employer’s or another Related Company’s trade secrets, rights or other property.

9.Return of Company Property.  Executive agrees that upon termination of Executive’s employment with Employer, for any reason, Executive shall return to Employer, in good condition, all property of Employer and the other Related Companies, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 8 of this Agreement.  In the event that such items are not so returned, Employer will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

10.Representations and Warranties.  Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against him according to its terms, and that the execution and performance of this Agreement by him does not violate the terms of any existing agreement or understanding, written or oral, to which Executive is a party or any judgment or decree to which Executive is subject.  In addition, Executive represents and warrants that he knows of no reason why he is not physically or legally capable of performing his obligations under this Agreement in accordance with its terms.  Executive hereby indemnifies the Related Companies and shall hold harmless the Related Companies from and against all liability, loss, cost, or expense, including, without limitation, reasonable attorneys’ fees and expenses, incurred by any Related Company by reason of the inaccuracy of Executive’s representations and warranties contained in this Section 10.

11.Survival.   Each of the representations, warranties and covenants set forth in Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 of this Agreement shall survive and shall continue to be binding upon Employer and Executive notwithstanding the termination of Executive’s employment or the expiration of the Term for any reason whatsoever.

12.Breach by Executive.  Executive is obligated under this Agreement to render services of a special, unique, unusual, extraordinary, and intellectual character, which give this Agreement particular value.  The loss of these services cannot be reasonably or adequately compensated in damages in an action at law.  Accordingly, in addition to other remedies provided by law or this Agreement, Employer shall have the right during the Term and any period of non-competition governed by this Agreement, to seek injunctive relief against breach or threatened breach of this Agreement by Executive or the performance of services, or threatened performance of services, by Executive in violation of this Agreement, or both.  This Section is not meant to limit the damages the Employer may pursue and is not meant to be an exhaustive list of the relief available to the Employer.

13.Controlling Law.  This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws principles.

14.Notices.  Any notice to Employer required or permitted under this Agreement shall be given in writing to Employer, either by personal service or by registered or certified mail, postage prepaid, addressed to the Chief Executive Officer of Employer, or equivalent, with a copy to the General Counsel of Employer, at Employer’s then principal place of business.  Any such notice to Executive shall be given in a like manner and, if mailed, shall be addressed to Executive at his home address then shown in Employer’s files.  For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the third business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided by this Section.

15.Amendments.  This Agreement may be amended only by written agreement of each of the parties to this Agreement.

16.Severability.  If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided that if Executive breaches Section 6 and if Section 6 is finally determined to be unenforceable, the payment obligations of Section 5.4(a)(iii) and Section 5.4(c) shall be deemed void ab initio.

17.Assignment.  Executive shall not transfer or assign this Agreement or any part thereof.  Employer reserves the right to transfer or assign this Agreement to any organization associated with it or any successor organization; provided, however, that Employer may assign this Agreement to any Related Company the stock or other equity of which is distributed to the shareholders of Employer and which, at the time of such distribution, agrees to employ Executive and assume Employer’s obligations under this Agreement.

18.Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any party other than Employer, the other Related Companies, Executive and their respective successors and permitted assigns.

19.Integration.

(a)This Agreement; the SERP; any stock option, restricted stock, stock appreciation right or other equity compensation plan of Employer or any other Related Company (including, without limitation, the First American Financial Corporation 2010 Incentive

Compensation Plan) and any award agreement entered into thereunder; any pension plan and pension restoration plan or Employer or any Related Company; any deferred compensation plan of Employer or any other Related Company; any other employee benefit plan of Employer or any other Related Company; any change-of-control or similar agreement to which Employer and/or and Related Party and Executive are parties; any Confidential Information and Inventions Agreement between Executive and Employer; and any amendment, restatement or successor to any of the foregoing (the foregoing, collectively, the “Employment Arrangements”) contain the entire Agreement between the parties and supersedes all prior verbal and written agreements, understandings, commitments and practices between the parties. The benefits conferred upon Executive pursuant to this Agreement shall be in addition to the benefits provided for under the other Employment Arrangements; provided, however, that duplicative benefits shall not be payable pursuant to this Agreement and any other Employment Arrangement and, for the avoidance of doubt, none of the benefits provided in this Agreement shall be payable to the extent they are otherwise payable under the other Employment Arrangements.

(b)In the event (i) Executive is a party to an agreement with a Related Company providing for a severance benefit in the event Executive’s employment terminates following a change-in-control (a “Change-in-Control Agreement”), (ii) Executive becomes entitled to such benefit and (iii) Executive becomes entitled to the Severance Amount under Section 5.4(a)(iii), then the severance benefit payable to Executive under the Change-in-Control Agreement shall offset any Severance Amount payable to Executive pursuant to Section 5.4(a)(iii).

20.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the day and year first above written.

“EMPLOYEE”	“EMPLOYER”
/s/ Christopher M. Leavell	/s/ Dennis J. Gilmore
Name: Christopher M. Leavell	Name: Dennis J. Gilmore
Date: 12/18/2017	Title: Chief Executive Officer
Date: 12/20/2017

Signature Page to Employment Agreement